EXHIBIT 3.1 (i)

ARTICLES SUPPLEMENTARY
OF
URSTADT BIDDLE PROPERTIES INC.
7.125% SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK
Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:
FIRST:                          Pursuant to authority contained in Article VII of the charter of the Company (the "Charter"), 5,175,000 shares of authorized but unissued shares of the Company's preferred stock have been duly classified by the board of directors of the Company (the "Board of Directors") and a duly authorized committee thereof as authorized but unissued shares of the Company's 7.125% Series F Cumulative Redeemable Preferred Stock and the Board of Directors and a duly authorized committee thereof has by resolution set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof.

SECOND:                          A description of the 7.125% Series F Cumulative Redeemable Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by the Board of Directors, is as follows:

1.            Designation and Number. A series of preferred stock, designated the 7.125% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"), is hereby established. The number of shares constituting the Series F Preferred Stock shall initially be 5,175,000.

2.            Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

"Alternative Conversion Consideration" shall have the meaning set forth in Section 10(a).
"Alternative Form Consideration" shall have the meaning set forth in Section 10(a).
"Annual Dividend Rate" shall have the meaning set forth in Section 5(a).
"Board of Directors" shall mean the Board of Directors of the Company or any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Series F Preferred Stock.
"Change of Control" occurs when, after the Series F Preferred Stock issue date, the following have occurred and are continuing:
(a)            the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, other than Exempted Persons, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of Common Stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b)            following the closing of any transaction referred to in (a) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts representing such securities) listed or quoted on the NYSE, the NYSE MKT or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

"Change of Control Redemption Right" shall have the meaning set forth in Section 8.
"Change of Control Conversion Right" shall have the meaning set forth in Section 10(a).
"Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Company and any stock into which such Class A Common Stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such Class A Common Stock.
"Code" shall have the meaning set forth in Section 5(e).
"Common Stock" shall mean the common stock, par value $.01 per share, of the Company, any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, the Class A Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.
"Common Share Conversion Consideration" shall have the meaning set forth in Section 10(a).
"Common Stock Price" shall have the meaning set forth in Section 10(a).
"Company" shall have the meaning set forth in the first paragraph of these Articles Supplementary.
"Conversion Agent" shall have the meaning set forth in Section 10(d).
"Conversion Consideration" shall have the meaning set forth in Section 10(a).
"Conversion Date" shall have the meaning set forth in Section 10(a).
"Dividend Payment Date" shall have the meaning set forth in Section 5(b).
"Dividend Record Date" shall have the meaning set forth in Section 5(b).
"Dividend Yield" shall have the meaning set forth in Section 5(a).
"Early Redemption Right" shall have the meaning set forth in Section 7(a).
"Event" shall have the meaning set forth in Section 11(c)(ii).
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Exchange Cap" shall have the meaning set forth in Section 10(a).
"Exempted Person" shall mean (i) Charles J. Urstadt; (ii) any Urstadt Family Member (as hereinafter defined); (iii) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt or an Urstadt Family Member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (iv) a trustee, guardian or custodian holding property for the primary benefit of Charles J. Urstadt or any Urstadt Family Member, (v) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (iv) hereof and is not controlled by any other person or entity; and (vi) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (v) hereof controls the investment and voting decisions in respect of any interest in the Company held by such organization. For sake of clarity with respect to clause (v) above, "control" includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization.
For purposes of this definition, the term "Urstadt Family Member" shall mean and include the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt. For this purpose, an individual's "spouse" includes the widow or widower of such individual, and an individual's "descendants" includes biological descendants and persons deriving their status as descendants by adoption.
"Fifth Anniversary Date" shall mean October 24, 2017.
"Liquidation Preference" shall have the meaning set forth in Section 6(a).
"Make-Whole Price" shall mean, for any shares of Series F Preferred Stock redeemed pursuant to the Early Redemption Right, the sum of (i) the Liquidation Preference, (ii) all accrued and unpaid dividends thereon to such date of redemption (except for dividends payable as described in the last sentence of Section 9(a)) and (iii) the present value as of the date of redemption of all remaining scheduled dividend payments for such shares of Series F Preferred Stock until the Fifth Anniversary Date (except for dividends payable as described in the last sentence of Section 9(a)), calculated using a discount rate equal to the Treasury Rate (determined on the date of the notice of redemption) plus 50 basis points.
"MGCL" shall mean the Maryland General Corporation Law.
"NASDAQ" shall mean the Nasdaq Stock Market or any exchange or quotation system that is a successor to the Nasdaq Stock Market on which the Series F Preferred Stock is listed or quoted.
"NYSE" shall mean the New York Stock Exchange or any exchange or quotation system that is a successor to the New York Stock Exchange on which the Series F Preferred Stock is listed or quoted.
"NYSE MKT" shall mean the NYSE MKT (formerly known as the NYSE Amex Equities) or any exchange or quotation system that is a successor to the NYSE MKT on which the Series F Preferred Stock is listed or quoted.
"Optional Redemption Right" shall have the meaning set forth in Section 7(a).
"Parity Preferred" shall have the meaning set forth in Section 11(b).
"Person" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any governmental authority.
"Preferred Dividends" shall mean, for any period, dividends accrued during such period in respect of all Preferred Stock held by persons other than the Company.
"Preferred Dividend Default" shall have the meaning set forth in Section 11(b).
"Preferred Stock" shall mean, as applied to the capital stock of the Company, capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of stock of any other class of the Company.
"Preferred Stock Director" shall have the meaning set forth in Section 11(b).
"REIT" shall have the meaning set forth in Section 5(e).
"Rights and Preferences" shall have the meaning set forth in Section 11(c)(ii).
"Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Company.
"Series A Preferred Stock" shall mean the Series A Participating Preferred Stock, par value $.01 per share, of the Company that is reserved for issuance pursuant to a rights agreement between the Company and The Bank of New York Mellon, as rights agent.
"Series C Preferred Stock" shall mean the 8.5% Series C Senior Cumulative Preferred Stock, par value $.01 per share, of the Company.
"Series D Preferred Stock" shall mean the 7.5% Series D Senior Cumulative Preferred Stock, par value $.01 per share, of the Company.
"Series E Preferred Stock" shall mean the 8.5% Series E Senior Cumulative Preferred Stock, par value $.01 per share, of the Company.
"Share Cap" shall have the meaning set forth in Section 10(a).
"Share Split" shall have the meaning set forth in Section 10(a).
"Treasury Rate" shall mean, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of anticipated date of redemption to the Fifth Anniversary Date; provided, however, that if the period from such date of redemption to the Fifth Anniversary Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to the Fifth Anniversary Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
3.            Maturity. The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.            Ranking. The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock of the Company, and to all equity securities issued by the Company ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, including the Series A Preferred Stock, if and when issued, (b) on a parity with the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and with all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with respect to dividend rights or other rights upon liquidation, dissolution or winding up of the Company, and (c) junior to all existing and future indebtedness of the Company, and to any equity securities that the Company may issue in the future the terms of which specifically provide that such class or series rank senior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

5.            Dividends.

(a)            Holders of shares of the Series F Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.78125 per share of the Series F Preferred Stock (the "Annual Dividend Rate") which is equivalent to a rate of 7.125% per annum of the Liquidation Preference (the "Dividend Yield").

(b)            Dividends on the Series F Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, the next succeeding business day (each, a "Dividend Payment Date"). The amount of dividends payable on each Dividend Payment Date for the Series F Preferred Stock shall be computed by dividing the Annual Dividend Rate by four. The first dividend will be payable on January 31, 2013, with respect to the period commencing on the first date on which shares of the Series F Preferred Stock are issued and ending January 31, 2013. The amount of any dividend payable on the Series F Preferred Stock with respect to any other period (that is shorter or longer than one full quarterly period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date determined each quarter by the Board of Directors, as provided by the MGCL, which shall not be more than 30 days preceding the applicable Dividend Payment Date (each, a "Dividend Record Date").

(c)            No dividends on shares of Series F Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(d)            Notwithstanding the foregoing, dividends on outstanding shares of the Series F Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on shares of the Series F Preferred Stock will not bear interest and holders of shares of the Series F Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with the Series F Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for such payment on outstanding shares of the Series F Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends authorized and declared upon the Series F Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock shall be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series F Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

(e)            Unless full cumulative dividends on outstanding shares of the Series F Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be authorized, declared and paid or authorized, declared and set apart for payment nor shall any other distribution be authorized and declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Company's qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), including as contemplate by Article IX of the Charter). Holders of shares of the Series F Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series F Preferred Stock as provided above. Any dividend payment made on shares of the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series F Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

6.            Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series F Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to, but excluding, the date of payment (whether or not declared), but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series F Preferred Stock as to liquidation rights. However, the holders of the shares of Series F Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the liquidation preference of any other series or class of the Company's capital stock hereafter issued which ranks senior as to liquidation rights to the Series F Preferred Stock has been paid in full. The holders of Series F Preferred Stock and all series or classes of the Company's capital stock which rank on a parity as to liquidation rights with the Series F Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Company that ranks senior to the Series F Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon. Holders of Series F Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(b)            In determining whether a distribution to holders of Series F Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

7.            Optional Redemption.

(a)            Prior to the Fifth Anniversary Date, the Company may, at its option, upon notice pursuant to Section 9 hereof, redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at the Make-Whole Price (the "Early Redemption Right"). On and after the Fifth Anniversary Date, the Company may, at its option, upon notice pursuant to Section 9 hereof, redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to, but not including, the date fixed for redemption (except for dividends payable as described in the last sentence of Section 9(a)) without interest (the "Optional Redemption Right"). In addition to the Early Redemption Right and the Optional Redemption Right, in order to ensure that the Company remains qualified as a REIT under the Code, the Company will have the right to purchase from a holder of shares of Series F Preferred Stock at any time any shares of Series F Preferred Stock held by such holder in excess of 7.5% of the value of the outstanding capital stock of the Company in accordance with Article IX of the Charter.

(b)            The Series F Preferred Stock is subject to the provisions of Article IX of the Charter, including, without limitation, the provisions for conversion into shares of Excess Stock and the redemption of shares of Excess Stock and shares transferred, or attempted to be transferred, in violation of such provisions. In addition to the redemption rights set forth in Article IX of the Charter, shares of Excess Stock issued upon conversion of shares of Series F Preferred Stock may be redeemed, in whole or in part, at any time when outstanding shares of Series F Preferred Stock are being redeemed, for cash at the Make-Whole Price, if applicable, or for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series F Preferred Stock that were converted into such shares of Excess Stock prior to, but not including, the date of such redemption and all dividends that, but for such conversion into shares of Excess Stock, would have accumulated and been unpaid on the shares of Series F Preferred Stock so converted (whether or not declared) to, but not including, the date fixed for redemption, without interest.

8.            Special Optional Redemption. In the event of a Change of Control of the Company, regardless of whether the Change of Control occurs prior to or after the Fifth Anniversary Date, the Company shall have the right, at the Company's option, to redeem all or any part of the shares of each holder of Series F Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) (except for dividends payable as described in the last sentence of Section 9(a)) to, but not including, the date fixed for redemption (a "Change of Control Redemption Right").

9.            Redemption Procedures.

(a)            The Company shall give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to a holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price or the Make-Whole Price, as applicable; (iii) the number of shares of Series F Preferred Stock to be redeemed; (iv) the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price or the Make-Whole Price, as applicable; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date and (vi) if such redemption is being made in connection with a Change of Control, holders of Series F Preferred Stock being so called for redemption will not be able to tender such shares of Series F Preferred Stock for conversion in connection with the Change of Control and each share of Series F Preferred Stock tendered for conversion that is called, prior to the Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Conversion Date. Notwithstanding the foregoing, no notice of redemption will be required where the Company elects to redeem Series F Preferred Stock to preserve its REIT qualification. If the Company redeems less than all of the Series F Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata or in some other equitable manner determined by the Company. If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series F Preferred Stock at the close of business on the applicable Dividend Record Date is entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date.

(b)            If the Company has given notice of redemption of any shares of Series F Preferred Stock and has set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series F Preferred Stock called for redemption, then from and after the redemption date (i) dividends will cease to accrue on such shares of Series F Preferred Stock, (ii) the shares of Series F Preferred Stock will no longer be deemed outstanding and (iii) all rights of the holders of the shares will terminate, except the right to receive the redemption price.

(c)            If full cumulative dividends on the Series F Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, the Company may not redeem any Series F Preferred Stock unless it simultaneously redeems all outstanding shares of Series F Preferred Stock, and the Company will not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by exchange for shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation). Notwithstanding the foregoing, the Company may purchase excess stock in order to ensure that it continues to meet the requirements for qualification as a REIT or any purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock. So long as no dividends are in arrears, the Company is entitled, at any time and from time to time, to repurchase shares of Series F Preferred Stock in open-market transactions duly authorized by the Board of Directors in compliance with applicable law.

10.            Conversion Rights.

(a)            Upon the occurrence of a Change of Control, unless, prior to the Conversion Date, the Company provides notice of redemption of such shares of Series F Preferred Stock pursuant to Section 9, then, unless the holders of the Series F Preferred Stock will receive Alternative Form Consideration pursuant to this Section 10(a), each holder of shares of Series F Preferred Stock shall have the right, subject to Section 10(k), to convert all or part of the Series F Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Conversion Date into a number of shares of Class A Common Stock per share of Series F Preferred Stock to be converted (the "Common Share Conversion Consideration") equal to the lesser of (a) the quotient obtained by dividing (i) the sum of $25.00 plus (subject to Section 10(c) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the Change of Control Conversion Date, as applicable, by (ii) the Common Stock Price and (b) 2.5920 (as adjusted pursuant to the immediately succeeding paragraph, the "Share Cap").

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Class A Common Stock dividend), subdivisions or combinations (in each case, a "Share Split") with respect to the Class A Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Class A Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of
Class A Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Class A Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Class A Common Stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series F Preferred Stock shall not exceed 13,413,600 shares of Class A Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series F Preferred Stock increases after the first date on which any shares of the Series F Preferred Stock are issued (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which, or in connection with which, shares of Class A Common Stock shall be converted into cash, securities or other property or assets, including any combination thereof (the "Alternative Form Consideration"), a holder of shares of Series F Preferred Stock shall receive upon conversion of such shares of Series F Preferred Stock (subject to the immediately succeeding paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Class A Common Stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration" and, together with the Common Share Conversion Consideration, the "Conversion Consideration").

If holders of shares of Class A Common Stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the consideration that the holders of Series F Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of Class A Common Stock held by stockholders who participate in the election and shall be subject to any limitations to which all holders of Class A Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

The "Conversion Date" with respect to any Change of Control shall be a Business Day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Company provides notice of the Change of Control pursuant to Section 10(d).

The "Common Stock Price" for any Change of Control shall be (i) if the consideration to be received in the Change of Control by the holders of the shares of Class A Common Stock is solely cash, the amount of cash consideration per share of Class A Common Stock, and (ii) if the consideration to be received in the Change of Control by the holders of the shares of Class A Common Stock is other than solely cash (including if such holders do not receive consideration), the average of the closing prices per share of Class A Common Stock on the NYSE, the NYSE MKT or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

 (b)            No fractional shares of Class A Common Stock shall be issued upon the conversion of Series F Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)            If a Conversion Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series F Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date in accordance with Section 5 hereof, notwithstanding the conversion of such shares on or prior to such Dividend Payment Date, but the Conversion Rate shall not be calculated to include such accrued and unpaid dividends.

(d)            Within 15 days following the occurrence of a Change of Control, the Company shall deliver a notice of the occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, to the holders of record of the outstanding shares of Series F Preferred Stock as their addresses as they appear on the Company's stock transfer records. No failure to give such a notice or any defect thereto or in the mailing thereof shall affect the sufficiency of the notice or validity of the proceedings for the conversion of any share of Series F Preferred Stock except as to the holder to whom notice was defective or not given. A notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received such notice. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series F Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Conversion Date; (vi) that if, prior to the Conversion Date, the Company provides notice of its election to redeem all or any portion of the Series F Preferred Stock, the holder will not be able to convert the shares of Series F Preferred Stock called for redemption, and such shares of Series F Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F Preferred Stock converted; (viii) the name and address of the paying agent and the conversion agent (the "Conversion Agent"); and (ix) the procedures that the holders of Series F Preferred stock must follow to exercise the Change of Control Conversion Right.

(e)            The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Company's website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 10(d) to the holders of record of Series F Preferred Stock.

(f)            In order to exercise the Change of Control Conversion Right, a holder of record of shares of Series F Preferred Stock shall be required to deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing any certificated shares of Series F Preferred Stock to be converted, duly endorsed for transfer, together with a written notice of exercise and any other documents the Company reasonably requires in connection with such conversion, to the Conversion Agent. Such notice shall state the number of shares of Series F Preferred Stock to be converted. Notwithstanding the foregoing if the shares of Series F Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company.

(g)            Holders of Series F Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part), by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the Business Day prior to the Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series F Preferred Stock; (ii) if certificated shares of Series F Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn shares of Series F Preferred Stock; and (iii) the number of shares of Series F Preferred Stock, if any, which remain subject to the notice of exercise. Notwithstanding the foregoing, if the shares of Series F Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of The Depository Trust Company.

(h)            Shares of Series F Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the notice of exercise has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Conversion Date unless, prior to the Conversion Date, the Company provides notice of its election to redeem such shares of Series F Preferred Stock, whether pursuant to its Early Redemption Right, Optional Redemption Right or Change of Control Redemption Right.

(i)            The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Conversion Date.

(j)            In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series F Preferred Stock into Conversion Consideration.

(k)            Notwithstanding anything to the contrary in this Section 10, no holder of Series F Preferred Stock will be entitled to convert any shares of Series F Preferred Stock into shares of Class A Common Stock to the extent that receipt of shares of Class A Common Stock upon the conversion of such shares of Series F Preferred Stock in accordance with this Section 10 would cause such person or any other person to violate Section 9.2 of Article IX of the Charter.

11.            Voting Rights.

(a)            Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.

 (b)            Whenever dividends on any shares of Series F Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series F Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series F Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock ("Parity Preferred"), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the Company at the request of holders of record of at least 10% of the Series F Preferred Stock or the holders of record of at least 10% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each Preferred Stock Director) all dividends accumulated on such shares of Series F Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors, are as nearly equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series F Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series F Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series F Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meetings. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series F Preferred Stock and such Parity Preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series F Preferred Stock shall have been paid in full or declared and set apart for payment, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors. Notwithstanding the foregoing, in no event shall the holders of Series F Preferred Stock be entitled pursuant to this Section 11(b) to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of the Company's stock is listed.

(c)            So long as any shares of Series F Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series F Preferred Stock, at the time outstanding, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting, shall be necessary for effecting or validating:

(i)            any voluntary termination or revocation of the status of the Company as a REIT;

(ii)            any amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary (whether by merger, consolidation or otherwise (an "Event")) that materially and adversely affects any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption (the "Rights and Preferences") of the Series F Preferred Stock or the holders thereof; provided, however, that (x) the amendment of the provisions of the Charter so as to authorize, create or increase the authorized amount of any shares ranking on parity with or junior to the Series F Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up (including any increase in the number of authorized shares of Series F Preferred Stock) shall not be deemed to materially adversely affect the Rights and Preferences, and (y) any filing with the State Department of Assessments and Taxation of the State of Maryland by the Company, including in connection with an Event, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary that materially and adversely affects the Rights and Preferences, provided that: (1) the Company is the surviving entity and the Series F Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series F Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series F Preferred Stock (except for changes that do not materially and adversely affect the holders of Series F Preferred Stock); or

(iii)            the authorization, creation or the increase in the authorized number of shares of any class or series, or any security convertible into shares of any class or series of stock of the Company ranking prior to the Series F Preferred Stock as to distribution on any liquidation, dissolution or winding up of the Company or as to the payment of dividends;

provided, however, that, in the case of each of subparagraphs (i), (ii) and (iii), no such vote of the holders of Series F Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of the Series F Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.
For purposes of determining the voting rights of the holders of the Series F Preferred Stock under this Section 11(c), each holder will be entitled to one vote for each Liquidation Preference per share with respect to shares of the Series F Preferred Stock held by such holder. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series F Preferred Stock has been cast or given on any matter on which the holders of shares of the Series F Preferred Stock are entitled to vote shall be determined by the Company by reference to the specified liquidation amounts of the shares voted or covered by the consent.
(d)            As to any voting right set forth in Section 11(c), the holders of Series F Preferred Stock shall have exclusive voting rights on any proposed amendment to the Charter that would alter only the contract rights the Series F Preferred Stock.

(e)            Except as expressly stated in these Articles Supplementary, the Series F Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company, or a sale of all or substantially all of the assets of the Company, or the liquidation or dissolution of the Company, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock.

12.            Information Right. During any period during which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series F Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series F Preferred Stock, as their names and addresses appear in the Company's record books and without cost to such holders, copies of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Company would have been required to file such reports with the United States Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Exchange Act (in each case, based on the dates on which the Company would be required to file such periodic reports if it were an "accelerated filer" within the meaning of the Exchange Act), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series F Preferred Stock.

THIRD:                          The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized stock of the Company or the aggregate par value thereof.

FOURTH:                          These Articles Supplementary have been approved by the Board of Directors of the Company in the manner prescribed by the MGCL.

IN WITNESS WHEREOF, the undersigned, the President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.
These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 22nd day of October, 2012.

ATTEST	URSTADT BIDDLE PROPERTIES INC.

/s/ Thomas D. Myers	By:	/s/ Willing L. Biddle
Thomas D. Myers		Willing L. Biddle
Secretary		President